UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2012

Commission File Number 001-31921

Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-3972986
(State or other jurisdiction of incorporation or organization)	(I.R.S. EmployerIdentification Number)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(913) 344-9200
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers..

On October 1, 2012, Compass Minerals International, Inc. (the “Company”) announced that Angelo C. Brisimitzakis, its Chief Executive Officer, will retire from the Company effective December 28, 2012 .  The announcement was contained in a press release, which is attached as Exhibit 99.1 to this Form 8-K.  Dr. Brisimitzakis will continue to serve as Chief Executive Officer through his retirement date.  Dr. Brisimitzakis will resign from the Company's board of directors effective on his retirement date.

The Company has entered into a retirement agreement (the “Retirement Agreement”) with Dr. Brisimitzakis. The Retirement Agreement provides, among other things, for (i) a retirement payment of $1.648 million to be paid after June 30, 2013, (ii) COBRA payments for 18 months following retirement, and (iii) vesting of unvested restricted stock units and stock options on the retirement date.  In addition,  Dr. Brisimitzakis may exercise his stock options on or before the earlier of  June 30, 2014, or the normal expiration date of such options. His performance-based units will continue to vest as if his employment continued through the performance period of the awards. Dr. Brisimitzakis will be eligible to receive his 2012 performance based incentive compensation, subject to attainment of performance objectives under the plans.

The description of the Retirement Agreement contained in this Form 8-K is not intended to be complete, and is qualified in its entirety by reference to the complete text of the Retirement Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

Exhibit No.	Document Description
Exhibit 10.1	Retirement Agreement dated October 1, 2012
Exhibit 99.1	Press Release dated October 1, 2012 by Compass Minerals International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 3, 2012	COMPASS MINERALS INTERNATIONAL, INC.

	By:	/s/ Rodney L. Underdown
	Name:	Rodney L. Underdown
	Its:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

Exhibit 10.1	Retirement Agreement dated October 1, 2012
Exhibit 99.1	Press Release dated October 1, 2012 by Compass Minerals International, Inc.